FOR IMMEDIATE RELEASE Wednesday, December 28, 2016	Contact:	Alison Croyle (808) 835-3886 Alison.Croyle@HawaiianAir.com

Alex DaSilva (808) 835-3712 Alex.Dasilva@HawaiianAir.com

Veteran Airline Executive Donald J. Carty to Join
Hawaiian Airlines Board of Directors

HONOLULU – Hawaiian Holdings, Inc., the parent company of Hawaiian Airlines, Inc., today announced the return of Donald J. Carty to both companies’ boards of directors effective Friday, December 23, 2016. Carty, a seasoned airline executive, has served on the Hawaiian Holdings board twice before, from July 2004 to February 2007 and again from April 2008 to May 2011.

“Don Carty possesses deep experience with and understanding of both the airline industry and publicly traded companies and we are delighted to welcome him back to the boardroom,” said Lawrence Hershfield, chairman of the board of Hawaiian Holdings, Inc.

Carty most recently served as chairman of the board of Virgin America, Inc., a position he held from 2006-2016 until the acquisition of Virgin America by Alaska Airlines was consummated. Carty has held numerous executive leadership roles during his career, serving as chairman and chief executive officer for AMR Corporation and American Airlines, president and chief executive officer of Canadian Pacific Air Lines and vice-chairman and chief financial officer of Dell. He is also a director of Canadian National Railway Company.

Carty joins board members Lawrence S. Hershfield, chairman; Mark B. Dunkerley; Randall L. Jenson; Crystal K. Rose; William S. Swelbar; Richard N. Zwern; Joseph Guerrieri, Jr.; Duane E. Woerth; and Earl E. Fry.

About Hawaiian Airlines
Hawaiian® has led all U.S. carriers in on-time performance for each of the past 12 years (2004-2015) as reported by the U.S. Department of Transportation. Consumer surveys by Condé Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian the highest of all domestic airlines serving Hawai‘i.

Now in its 88th year of continuous service, Hawaiian is Hawai‘i’s biggest and longest-serving airline, as well as the largest provider of passenger air service from its primary visitor markets on the U.S. Mainland. Hawaiian offers non-stop service to Hawai‘i from more U.S. gateway cities (11) than any other airline, along with service from Japan, South Korea, China, Australia, New Zealand, American Samoa and Tahiti. Hawaiian also provides approximately 160 jet flights daily between the Hawaiian Islands, with a total of more than 200 daily flights system-wide.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com. Follow updates on Twitter about Hawaiian (@HawaiianAir) and become a fan on its Facebook page.

For media inquiries, please visit Hawaiian Airlines’ online newsroom.